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                                                                    EXHIBIT 99.1


CONTACTS:

   Kenneth Lynn, Chairman and CEO            Teresa Ayers, President and CEO
   Cortech, Inc.                             BioStar, Inc.
   (303) 657-7050                            (303) 530-3888


                   CORTECH AND BIOSTAR SIGN MERGER AGREEMENT

DENVER, Colo. - December 22, 1997 - Cortech, Inc. (Nasdaq: CRTQ) a Denver-based biopharmaceutical company, and Biostar, Inc. a privately held diagnostics company based in Boulder, Colorado, announced today that they have signed a definitive merger agreement pursuant to which Cortech will issue 28,500,000 shares of its Common Stock to Biostar's stockholders in exchange for all equity interests in BioStar. BioStar will become a wholly-owned subsidiary of Cortech under the merger, which will be accounted for as a purchase. The transaction, which is subject to approval by the stockholders of both companies and effectiveness of a registration statement with the Securities and Exchange Commission covering the Cortech stock to be issued in the transaction, as well as other closing conditions, is anticipated to be completed in the second quarter of 1998. BioStar will maintain its existing facilities and staff and continue all of its operations in the development, manufacture and marketing of its in vitro diagnostic tests which utilize the company's proprietary Optical ImmunoAssay (OIA(R)) technology. BioStar's president and CEO, Teresa Ayers, will become the president and CEO of the combined company.

"We are extremely pleased with the agreement that has been struck," said Kenneth R. Lynn, Cortech's Chairman and CEO. "Strong support of the merger by Cortech's Board of Directors and management is based most importantly on our belief that the combination of Cortech's cash resources and status as a public company with BioStar's products, platform technology and organization offers significant value-creative potential for Cortech's stockholders. We also believe the merger will afford Cortech's existing technology an enhanced opportunity to be recognized as valuable and advanced in externally funded development."

BioStar utilizes proprietary surface chemistries and optical detection technologies to develop high value diagnostic assays which impact the medical management of a variety of diseases. Its tests are the most sensitive, non-instrumented, rapid tests available for point-of-care testing. BioStar currently sells test for the detection and diagnosis of infectious diseases such as Strep A, the cause of strep throat, Strep B, the leading cause of neonatal septicemia, and chlamydia, the leading cause of female infertility. These tests are sold by BioStar's 90-person U.S. sales force, which serves the clinical and physician office markets. BioStar sells its products in hospital and reference laboratory accounts in the U.S. and internationally through a BioStar-developed distribution network. BioStar is developing tests of the rapid detection and diagnosis of influenza, pneumonia and gonorrhea as well as several other infectious and non-infectious medical conditions.


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Additionally, BioStar recently announced a significant corporate partnering arrangement with Asahi Chemical Company, Ltd., a Japanese company, to accelerate development of BioStar's proprietary technology for use on automated instrumentation. BioStar's revenues have increased over the past four years at an average compound growth rate of 88%, and will total over $15 million in 1997. BioStar expects a net loss of approximately $1.9 million in 1997. BioStar has financed its operations primarily through the support of such blue-chip venture capital funds as Kleiner Perkins Caufield and Byers, The Mayfield Fund, Marquette Venture Partners and The Hill Partnership.

"The merger with Cortech provides BioStar with several valuable benefits, including cash to support expansion of BioStar's diagnostic product line, as well as a publicly-traded stock and facilities that may serve in accommodating the company's expected expansion from internal growth and strategic partnerships," said Ms. Ayers. "We believe that this merger will enable us to create one of the premier point-of-care diagnostics companies in the country." Ms. Ayers added, "We also intend seriously to evaluate and responsibly pursue means by which to exploit, primarily through external funding and infrastructure, the value we believe Cortech's technology represents."

Cortech's work has been focused on the discovery and development of novel therapeutics to treat a variety of inflammatory and other disorders. The company has directed its efforts principally towards protease inhibitors and bradykinin antagonists. In the protease area, Cortech has demonstrated that its proprietary technology has the potential to be applied to the synthesis of a range of therapeutically important protease inhibitors. In the area of bradykinin antagonism, Cortech believes that its lead compounds may have potential therapeutic importance in the treatment of traumatic brain injury and stroke. Following a significant restructuring of its workforce, Cortech has recently focused on the evaluation of strategic alternatives by which to realize appropriate value out of its tangible and intangible assets.

Financial advise regarding this transaction was provided to Cortech by Cowen and Company, and to BioStar by Lehman Brothers Inc.

Statements regarding the pending merger and all other forward-looking statements involve a number of risks and uncertainties which include, but are not limited to, the possible inability to complete the merger as scheduled, or at all, problems associated with the integration of the two companies, as well as the risks associated with the ongoing business of each company, including those factors discussed in Cortech's Annual Report on Form 10K for the year ending December 31, 1996.


For additional information on BioStar see their website at www.biostar.com


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